Exhibit 99.1


                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                     Office: 210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

                   Abraxas Revises 2005 Earnings Upward by 13%

SAN ANTONIO (March 16, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that due to a change in the accounting treatment related to the sale of Grey Wolf shares owned by Abraxas in Grey Wolf's initial public offering that closed on February 28, 2005, the Company's 2005 net income was $2.2 million higher than the $16.9 million (or $0.43 per share) the Company disclosed on March 6, 2006. As a result, the Company's net income increased to $19.1 million ($0.49 per share) for 2005. This item is non-cash and relates exclusively to discontinued operations.

As a result of this accounting change, the Company filed a Form 12b-25 today with the Securities and Exchange Commission (SEC) to report that it anticipates filing its Annual Report on Form 10-K for the year ended December 31, 2005 no later than March 31, 2006, as the Company is still in the process of providing information necessary for the independent auditors to complete their audits. The Annual Report was due March 16, 2006.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas' future natural gas and crude oil production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com